Exhibit 23.01

KPMG Peat Marwick
74 North Pearl Street
Albany, New York 12207

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
ALBANK Financial Corporation:

We consent to the incorporation by reference in the following Registration Statements:

  No.  33-46977 on Form S-8,
  No.  33-57674 on Form S-8,
  No.  33-57672 on Form S-8,
  No. 333-00016 on Form S-8,
  No. 333-00082 on Form S-8, and
  No. 333-00084 on Form S-8

of our report dated January 31, 1997, relating to the consolidated statements of financial condition of ALBANK Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of ALBANK
Financial Corporation.

Albany, New York
March 27, 1997